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                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-49432


                           PROSPECTUS SUPPLEMENT NO. 9
                      TO PROSPECTUS DATED DECEMBER 19, 2000

                                  $300,000,000

                             RF MICRO DEVICES, INC.

                3.75% CONVERTIBLE SUBORDINATED NOTES DUE 2005 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This prospectus supplement relates to the resale by the selling securityholders of 3.75% convertible subordinated notes due 2005 of RF Micro Devices, Inc. and the shares of common stock, no par value, of RF Micro Devices, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated December 19, 2000 and the prospectus supplements dated January 4, 2001, January 24, 2001, February 7, 2001, February 27, 2001, March 19, 2001,
April 4, 2001, April 24, 2001 and May 15, 2001, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                                  PRINCIPAL
                                                  AMOUNT OF
                                                  MATURITY                          NUMBER OF
                                                  OF NOTES                          SHARES OF
                                                BENEFICIALLY    PERCENTAGE         COMMON STOCK      PERCENTAGE OF
                                                 OWNED THAT      OF NOTES          THAT MAY BE        COMMON STOCK
                    NAME                         MAY BE SOLD    OUTSTANDING          SOLD (1)       OUTSTANDING (2)
                    ----                         -----------    -----------          --------       ---------------

Deutsche Banc Alex Brown Inc. (3)...........     $10,000,000        3.3              221,803               *
1251 Avenue of the Americas
New York, NY 10020

CSFB Convertible and Quantitative
Strategies (4)..............................      $1,000,000         *                22,180               *
Ugland House, PO Box 309
South Church Street
Georgetown, Grand Cayman
Cayman Islands

Any other holder of notes or future
transferee, pledgee, donee or successor
(5)(6) .....................................

    --------------
    *  Less than 1%

    (1) Assumes conversion of all of the holder's notes at a conversion price of $45.085 per share of common stock. However, this conversion price will be subject to adjustment as described in the accompanying prospectus


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under "Description of Notes--Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

    (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 162,340,816 shares of common stock outstanding as of December 1, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

    (3) The amounts presented herein are in addition to those reported by the selling securityholder in the accompanying prospectus dated December 19, 2000.

    (4) The amounts presented herein are in addition to those reported by Credit Suisse First Boston Corporation in the accompanying prospectus dated December 19, 2000 and prospectus supplements dated January 4, 2001, February 27, 2001 and April 4, 2001. Credit Suisse First Boston Corporation has acted as an underwriter for an issuance of our securities within the past three years.

    (5) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

    (6) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                              --------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

             The date of this Prospectus Supplement is June 4, 2001.


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